SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*



                                SpectraLink Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    847580107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                               Page 1 of 16 Pages
                       Exhibit Index Contained on Page 16

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 2 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Technology Venture Investors - 3, L.P. ("TVI-3")
                      Tax ID Number:    94-2944879
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          576,221 shares, except that TVIM-3, the general partner of TVI-3, may be
           BENEFICIALLY                       deemed to have sole voting power, and John Johnston ("Johnston"), Robert
           OWNED BY EACH                      C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry
            REPORTING                         ("McMurtry")  and Mark G. Wilson  ("Wilson"),  the  general  partners of
              PERSON                          TVIM-3, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              576,221 shares, except that TVIM-3, the general partner of TVI-3, may be deemed to have sole dispositive power, and Kagle,  Marquardt,  McMurtry,
                                              Wilson,  and Johnston,  the general partners of TVIM-3, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       576,221
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.08%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 3 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Management - 3, L.P. ("TVIM-3")
                      Tax ID Number:    94-2944878
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          587,364 shares, of which 11,143 are directly owned by TVIM-3 and 576,221
           BENEFICIALLY                       shares are directly owned by TVI-3. John Johnston  ("Johnston"),  Robert
           OWNED BY EACH                      C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry
            REPORTING                         ("McMurtry")  and Mark G. Wilson  ("Wilson"),  the  general  partners of
              PERSON                          TVIM-3, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              587,364 shares, of which 11,143 are directly owned by TVIM-3 and 576,221 shares are directly owned by TVI-3. John Johnston  ("Johnston"),  Robert
                                              C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry
                                              ("McMurtry")  and Mark G. Wilson  ("Wilson"),  the  general  partners of
                                              TVIM-3,  may be deemed to have shared  dispositive power with respect to these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       587,364
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.14%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 4 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Technology Ventures Investors - 4, L.P. ("TVI-4")
                      Tax ID Number:    94-3088804
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,419,403 shares,  except that TVIM-4, the general partner of TVI-4, may
           BENEFICIALLY                       be deemed  to have sole  voting  power and John  Johnston  ("Johnston"),
           OWNED BY EACH                      Robert C. Kagle ("Kagle"),  David F. Marquardt ("Marquardt"),  Burton J.
            REPORTING                         McMurtry  ("McMurtry")  and  Mark  G.  Wilson  ("Wilson"),  the  general
              PERSON                          partners  of TVIM-4,  may be deemed to have  shared  power to vote these
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,419,403 shares,  except that TVIM-4, the general partner of TVI-4, may be  deemed  to have  shares  power  to  dispositive  power,  and  Kagle,
                                              Marquardt,  McMurtry,  Wilson and  Johnston,  the  general  partners  of
                                              TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,419,403
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.58%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 5 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Partners - 4, L.P. ("TVIP-4")
                      Tax ID Number:    94-3084677
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          165,904 shares,  except that TVIM-4,  the general partner of TVIP-4, may
           BENEFICIALLY                       be deemed to have sole voting  power,  and John  Johnston  ("Johnston"),
           OWNED BY EACH                      Robert C. Kagle ("Kagle"),  David F. Marquardt ("Marquardt"),  Burton J.
            REPORTING                         McMurtry  ("McMurtry")  and  Mark  G.  Wilson  ("Wilson"),  the  general
              PERSON                          partners  of TVIM-4,  may be deemed to have  shared  power to vote these
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              165,904 shares,  except that TVIM-4,  the general partner of TVIP-4, may be deemed to have sole dispositive power, and Kagle,  Marquardt,  Wilson and  Johnston,  the general  partners  of TVIM-4,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       165,904
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.89%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 6 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Associates - 4, L.P. ("TVIA-4")
                      Tax ID Number:    94-3154357
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          10,152 shares, except that TVIM-4, the general partner of TVIA-4, may be
           BENEFICIALLY                       deemed to have sole voting power, and John Johnston ("Johnston"), Robert
           OWNED BY EACH                      C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry
            REPORTING                         ("McMurtry")  and Mark G. Wilson  ("Wilson"),  the  general  partners of
              PERSON                          TVIM-4,  may be  deemed  to have  shared  power  to vote  these  shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              10,152 shares, except that TVIM-4, the general partner of TVIA-4, may be deemed to have dispositive power, and Kagle, Marquardt, McMurtry, Wilson and  Johnston,  the general  partners  of TVIM-4,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,152
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.05%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 7 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Associates - 4 1988, L.P. ("TVIA `88-4")
                      Tax ID Number:    94-3084676
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
            REPORTING
              PERSON
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares



                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 8 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Management - 4, L.P. ("TVIM-4")
                      Tax ID Number:    94-3088676
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,595,459  shares,  of which  1,419,403  are  directly  owned by  TVI-4,
           BENEFICIALLY                       165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
           OWNED BY EACH                      TVIA-4.  TVIM-4 is the general partner of TVI-4,  TVIP-4 and TVIA-4, and
            REPORTING                         may be deemed to have sole power to vote such shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,595,459  shares,  of which  1,419,403  are  directly  owned by  TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  TVIM-4 is the general partner of TVI-4,  TVIP-4 and TVIA-4, and may be deemed to have sole power to dispose of such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,595,459
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.52%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 9 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
            REPORTING
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  Kagle is a general  partner of TVIM-3,  the general  partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  Kagle is a general  partner of TVIM-3,  the general  partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.66%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 10 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
            REPORTING
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4. Marquardt is a general partner of TVIM-3, the general partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4. Marquardt is a general partner of TVIM-3, the general partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.66%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 11 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Burton J. McMurtry ("McMurtry")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
            REPORTING
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  McMurtry is a general partner of TVIM-3, the general partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  McMurtry is a general partner of TVIM-3, the general partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.66%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 12 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Mark G. Wilson ("Wilson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
            REPORTING
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  Wilson is a general  partner of TVIM-3,  the general partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  Wilson is a general  partner of TVIM-3,  the general partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.66%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                          --------------------------------------
CUSIP NO. 847580107                                       13 G                              Page 13 of 16 Pages
--------------------------------------                                          --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      John R. Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
            REPORTING
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  Johnston is a general partner of TVIM-3, the general partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,182,823 shares,  of which 576,221 are directly owned by TVI-3,  11,143 are directly  owned by TVIM-3,  1,419,403  are directly  owned by TVI-4,
                                              165,904 are directly  owned by TVIP-4,  and 10,152 are directly owned by
                                              TVIA-4.  Johnston is a general partner of TVIM-3, the general partner of
                                              TVI-3, and of TVIM-4, the general partner of TVI-4,  TVIP-4, and TVIA-4, and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,182,823
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.66%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 16 Pages


                  This statement amends the Statement on Schedule 13(G) (the "Original Statement") filed by Technology Venture Investors-3, L.P., a California limited partnership ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TVIM-3"), Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Associates-4 1988, L.P., a Delaware limited partnership ("TVIA `88-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston") (collectively, the "Reporting Persons"). Only those items as to which there is a change are included in this report.

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Technology Venture Investors-3, L.P., a California limited partnership ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TVIM-3"), Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Associates-4 1988, L.P., a Delaware limited partnership ("TVIA `88-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-3 is the general partner of TVI-3, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-3. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-3, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-3 and TVIM-3.

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA `88-4. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA `88-4.

                                                             Page 15 of 16 Pages


ITEM 4.  OWNERSHIP:
         ----------

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

         (a)  Amount beneficially owned:
              -------------------------

              See Row 9 of cover page for each Reporting Person.

         (b)  Percent of Class:
              ----------------

              See Row 11 of cover page for each Reporting Person.

         (c)  Number of shares as to which such person has:
              --------------------------------------------

               (i)   Sole power to vote or to direct the vote:
                     ----------------------------------------

                     See Row 5 of cover page for each Reporting Person.

               (ii)  Shared power to vote or to direct the vote:
                     ------------------------------------------

                     See Row 6 of cover page for each Reporting Person.

               (iii) Sole power to dispose or to direct the disposition of:
                     -----------------------------------------------------

                     See Row 7 of cover page for each Reporting Person.

               (iv)  Shared power to dispose or to direct the disposition of:
                     -------------------------------------------------------

                     See Row 8 of cover page for each Reporting Person.

                                                             Page 16 of 16 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2000



                                        /s/ Mark G. Wilson
                                        ----------------------------------------
                                        Mark G. Wilson,  on behalf of TVIM-3 and
                                        TVIM-4  in  his  capacity  as a  general
                                        partner thereof,  on behalf of TVI-3, in
                                        his  capacity  as a general  partner  of
                                        TVIM 3, the general partner of TVI-3, on
                                        behalf of TVI-4,  in his  capacity  as a
                                        general  partner of TVIM-4,  the general
                                        partner  of TVI-4,  on behalf of TVIP-4,
                                        in his capacity as a general  partner of
                                        TVIM-4,  the general  partner of TVIP-4,
                                        on behalf of TVIA-4,  in his capacity as
                                        a general partner of TVIM-4, the general
                                        partner of TVIA-4, and on behalf of TVIA
                                        `88-4,  in  his  capacity  as a  general
                                        partner of TVIM-4,  the general  partner
                                        of TVIA `88-4.

/s/ Robert C. Kagle                     /s/ Mark G. Wilson
-----------------------------------        -------------------------------------
ROBERT C. KAGLE                         MARK G. WILSON


/s/ David F. Marquardt                  /s/ John R. Johnston
-----------------------------------     ----------------------------------------
DAVID F. MARQUARDT                      JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-----------------------------------
BURTON J. MCMURTRY